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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                               A.M. Castle & Co.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:






Reg. (S) 240.14a-101.

SEC 1913 (3-99)

                                          [Castle Metals Logo]

MICHAEL SIMPSON
Chairman of the Board

                                                                 March 10, 2000

Dear Castle Stockholder:

   You are cordially invited to attend A. M. Castle & Co.'s Annual Meeting of Stockholders which will be held on Thursday, April 27, 2000 at 10:00 a.m. in our offices at 3400 North Wolf Road, Franklin Park, Illinois.

   At the meeting we will report to you on current business conditions and recent developments at Castle. Members of the Board of Directors and many of our executives will be present to discuss the affairs of Castle with you.

   I also wish to remind you that Castle offers its stockholders the ability to reinvest their dividends as well as to purchase additional stock without broker commissions through Castle's Dividend Reinvestment Plan. If you are not doing this and have an interest to do so, contact either Castle's Secretary at our corporate headquarters or our transfer agent, American Stock Transfer and Trust Company, in New York at 800-937-5449.

   Whether or not you attend our Annual Meeting, it is important that you sign, date and return your Proxy as soon as possible. If you do attend the meeting and wish to vote in person, your Proxy will then be revoked at your request so that you can vote personally. Therefore, I urge you to return your Proxy even if you currently plan to be with us for the meeting.

   I look forward, with other members of management, to the opportunity of meeting you on April 27th.

                                          Sincerely,

                                          /s/Michael Simpson

                                          Michael Simpson

                              A. M. CASTLE & CO.
                             3400 North Wolf Road
                         Franklin Park, Illinois 60131

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                               ----------------

                                        Franklin Park, Illinois, March 10, 2000

   NOTICE IS HEREBY GIVEN, that the Annual Meeting of the Stockholders of A.
M. Castle & Co. will be held at the general offices of the Company, 3400 North Wolf Road, Franklin Park, Illinois on THURSDAY, APRIL 27, 2000~, at 10 o'clock in the forenoon, Central Daylight Savings Time, for the purposes of considering and acting upon the following:

  1. The election of eleven Directors of the Company;

  2. The ratification of the appointment of Arthur Andersen LLP as independent public accountants for the year 2000, and

  3. The transaction of any other business which may properly come before the meeting.

   Stockholders of record at the close of business February 29, 2000, o~nly, are entitled to notice of, and to vote at, the meeting.

   Stockholders who do not expect to attend in person are urged to execute and return the accompanying Proxy in the enclosed envelope. No postage is needed if mailed in the United States.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                                     Jerry M. Aufox
                                                        Secretary

                              A. M. CASTLE & CO.
                             3400 North Wolf Road
                            Franklin Park, IL 60131

                               ----------------

                                PROXY STATEMENT

                 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON
                                APRIL 27, 2000

                               ----------------

   The enclosed Proxy is solicited by the Board of Directors of A. M. Castle & Co. for use at the Annual Meeting. Any Proxy given pursuant to such solicitation may be revoked by the Stockholder at any time prior to the voting of the Proxy. Holders of shares of Common Stock, the only class of voting security of the Company, are entitled to one vote per share on all matters to come before the meeting. As of February 29, 2000, the record date for determining the Stockholders entitled to notice of and to vote at the meeting, there were 14,048,050 outstanding shares of Common Stock of the Company.

   All of the expenses involved in preparing, assembling and mailing this Proxy Statement and the material enclosed herewith will be paid by the Company, including upon request, expenses incurred by brokerage houses and fiduciaries in forwarding Proxies and Proxy Statements to their principals. The original solicitation of Proxies by mail may be supplemented by telephone, telegraph, facsimile, written and personal solicitation by Officers, Directors, and employees of the Company; however, no additional compensation will be paid to such individuals.

   The Annual Report of the Company for the fiscal year ended December 31, 1999, is enclosed with this Proxy Statement. The approximate date of mailing this Proxy Statement and the enclosed Proxy is March 10, 2000.

                     CANDIDATES FOR ELECTION AS DIRECTORS

   Eleven directors, constituting the entire Board of Directors, are to be elected at the Annual Meeting. Proxies received by the Board of Directors will be voted for the election of the nominees named below, unless otherwise specified. In the event any of the nominees shall unexpectedly become unavailable for election, votes will be cast pursuant to authority granted by the enclosed Proxy for such persons as may be designated by the Board of Directors. The persons elected as Directors are to serve a term of one year until the next Annual Meeting and until their successors are elected and qualified.

                 INFORMATION CONCERNING NOMINEES FOR DIRECTORS

   The following information is given for individuals who have been recommended for election by the Human Resources Committee of the Board of Directors. Set forth below is the name of each nominee, the corporation or other organization which is the principal employment of the nominee, the year in which each nominee first became a Director of the Company, the nominee's age and the committees on which each nominee serves.

-------------------------------------------------------------------------------

Daniel T. Carroll    Director since 1982                                 Age 73

                     Chairman of The Carroll Group (Management Consulting
                     Firm). Mr. Carroll is also a Director of American Woodmark Corp., Aon Corporation, Comshare, Inc., Diversa Corporation, Oshkosh Truck Corporation, Wolverine World Wide, Inc. and Woodhead Industries, Inc.

                     Member of Human Resources Committee

-------------------------------------------------------------------------------

Edward F. Culliton   Director since 1983                                 Age 58

                     Vice President and Chief Financial Officer of A. M. Castle & Co. Mr. Culliton was elected Vice President in 1977 and CFO in 1995.

-------------------------------------------------------------------------------

William K. Hall      Director since 1984                                 Age 56

                     Executive Consultant and Retired Chairman and Chief Executive Officer of Falcon Building Products, Inc. (Diversified Manufacturer of Building Products). Dr. Hall is also a Director of Gencorp.

                     Chairman of Audit Committee

-------------------------------------------------------------------------------

Robert S. Hamada     Director since 1984                                 Age 62

                     Dean and Edward Eagle Brown Distinguished Service Professor of Finance at the Graduate School of Business, University of Chicago since 1993. Dr. Hamada is a Director of the National Bureau of Economic Research, the Northern Trust Corporation and The Chicago Board of Trade.

                     Member of Human Resources Committee

-------------------------------------------------------------------------------

Patrick J. Herbert, III
                     Director since 1996                                 Age 50

                     President of Simpson Estates, Inc. (Private Management
                     Firm).

                     Member of Human Resources Committee

-------------------------------------------------------------------------------

John P. Keller       Director since 1980                                 Age 60

                     President of Keller Group, Inc. (Industrial Manufacturing and Coal Mining Company). Mr. Keller is also a Director of Castle Energy Corporation, Old Kent Financial Corporation and MacLean-Fogg Co.

                     Member of Audit Committee

-------------------------------------------------------------------------------

John W. McCarter, Jr.Director since 1983                                 Age 62

                     President of Field Museum (Chicago), prior to 1997 Senior Vice President of Booz, Allen & Hamilton, Inc. (Management Consulting Firm). Mr. McCarter is also a Director of W.W. Grainger, Inc., and a Director and Trustee of The Harris Insight Funds (Registered Investment Corporation).

                     Member of Audit Committee

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

John McCartney       Director since 1998                                 Age 47

                     Vice Chairman of Datatec, Ltd. Formerly President, Client Access Business Unit, 3 Com Corporation. Prior to the June 12, 1997 merger of 3 Com and U.S. Robotics Corporation, Mr. McCartney was President and Chief Operating Officer of U.S. Robotics. Prior to January 1997 he was Executive Vice President and Chief Operating Officer and prior to January 1996 Executive Vice President, International Operations. Mr. McCartney is also a Director of Quotesmith.com, Inc. and Next Level Communication, Inc.

                     Member of Audit Committee

-------------------------------------------------------------------------------

Richard G. Mork      Director since 1988                                 Age 64

                     President and Chief Executive Officer of A. M. Castle & Co. Mr. Mork was elected Senior Vice President in 1988, Chief Operating Officer in 1989 and President and Chief Executive Officer in 1990.

-------------------------------------------------------------------------------

John W. Puth         Director since 1995                                 Age 71

                     Managing Member of J.W. Puth Associates LLC (a Consulting
                     Firm). General Partner of BVCF III and IV (Institutional Venture Capital Funds). Mr. Puth is also a Director of Brockway Standard, Inc., L.B. Foster, Inc., and U.S. Freightways, Inc.

                     Chairman of Human Resources Committee

-------------------------------------------------------------------------------

Michael Simpson      Director since 1972                                 Age 61

                     Chairman of the Board of A. M. Castle & Co. Mr. Simpson was elected Vice President of A. M. Castle & Co. in 1977 and Chairman of the Board in 1979.

-------------------------------------------------------------------------------

                     MEETINGS AND COMMITTEES OF THE BOARD

   The Board of Directors has two standing committees--an Audit Committee, and a Human Resources Committee.

   The Audit Committee of the Board of Directors is comprised of four Directors, none of whom may be employed on a full-time basis by the Company. The Audit Committee is charged with recommending appointment of the independent auditor, consulting with the independent auditors and reviewing the results of internal audits, and the audit report of the independent auditors engaged by the Company. The committee has oversight responsibilities for investment strategies of the Company's pension plan investments. Further, the Audit Committee is empowered to make independent investigations and inquiries into all financial reporting or other financial matters of the Company as it deems necessary. The Committee meets not less than twice a year.

   The Human Resources Committee, comprised of four directors, reviews and recommends compensation with respect to the Officers of the Company and administers and directs operation of the 1989 Long Term Incentive Compensation Plan, the 1996 Restricted Stock and Stock Option Plan and other compensation benefits granted to various Officers. The Committee is also charged with making recommendations to the Board of Directors concerning institution, continuation, or discontinuation of benefit compensation plans and programs for officers and succession planning for officers and key managers. In 1992 the Committee took on the responsibilities formerly handled by the Nominating Committee. Therefore the Committee also reviews applications, interviews, and recommends nominees to the Board of Directors to be presented to Stockholders at the Annual Meeting. The Committee has established standards and criteria for the selection and nomination of candidates to the Board of Directors and for membership on the various committees of the Board. Any Stockholder who wishes to recommend individuals for nomination to the Board of Directors is invited to do so by supplying in writing to the Human Resources Committee the name of the individual, and his or her credentials and background material for review by the Human Resources Committee.

   During the last fiscal year, the Board of Directors held seven meetings in addition to its four scheduled meetings. Also, there were two meetings of the Audit Committee and six meetings of the Human Resources Committee. All the Directors attended at least 75 percent or more of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings of each committee on which they served.

          STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Stock Ownership of Nominees

   The following table sets forth, with respect to the Company's common stock (the only class of voting securities) the number of shares and percentage of the Common Stock of the Company owned beneficially, directly, or indirectly by each Director and nominee as of February 21, 2000:

                                                       Shares of Common
                                                            Stock
                                                         Beneficially   Percent
Name of Nominee or Director                                Owned(1)     of Class
---------------------------                            ---------------- --------
Daniel T. Carroll.....................................        3,162       0.02%
Edward F. Culliton....................................       43,692(2)    0.31%
William K. Hall.......................................        1,053       0.01%
Robert S. Hamada......................................        1,580       0.01%
Patrick J. Herbert, III...............................    3,084,156(3)   21.95%
John P. Keller........................................        1,265       0.01%
John W. McCarter, Jr..................................        2,303       0.01%
John McCartney........................................        8,000       0.05%
Richard G. Mork.......................................       81,147       0.58%
John W. Puth..........................................        1,625       0.01%
Michael Simpson.......................................      620,108(4)    4.41%

--------
(1) The nature of beneficial ownership of securities is direct unless otherwise indicated by footnote. Beneficial ownership, as shown in the table, arises from sole voting power and sole investment power, unless otherwise indicated by footnote.
(2) Includes 1,171, shares owned by Mr. Culliton's wife. Mr. Culliton disclaims any beneficial interest in such shares.
(3) Includes 65,455 shares with respect to which Mr. Herbert has sole voting power and 3,024,201 shares to which voting power is shared. Mr. Herbert has sole dispositive power with respect to 1,791,621 shares and shared dispositive power over 900,036 shares. Mr. Herbert disclaims any beneficial interest with respect to 3,081,701 shares.
(4) Includes 453,631 shares which Mr. Simpson also owns beneficially in five trusts, and 67,463 shares held by another trust in which he is one of five beneficiaries.

Principal Stockholders

   The only persons who held of record as of February 21, 2000, or, to the knowledge of the Management, owned beneficially, more than 5% of the outstanding shares of Common Stock of the Company are the following:

                                                                        Percent
Name and Address                                           Shares(1)    of Class
----------------                                           ---------    --------
Patrick J. Herbert, III................................... 3,084,156(2)  21.95%
 Suite 1232
 30 North LaSalle Street
 Chicago, Illinois 60602-2504
Bank One Corporation...................................... 2,298,244(3)  16.35%
 One First National Plaza
 Chicago, Illinois 60670-0287
W. B. & Co., an Illinois partnership ..................... 2,153,339(4)  15.33%
 Suite 1232
 30 North LaSalle Street
 Chicago, Illinois 60602-2504
Merrill Lynch & Co., Inc. ................................   796,000      5.67%
 on Behalf of Merrill Lynch Asset Management Group
 World Financial Center, North Tower
 250 Vesey Street
 New York City, New York 10381
United States Trust Company of New York...................   704,103(3)   5.01%
 114 West 47th Street
 New York City, New York 10036-1532

--------
(1) The nature of beneficial ownership of securities is direct unless otherwise indicated by footnote. Beneficial ownership, as shown in this table, arises from sole voting power and sole investment power unless otherwise indicated by footnote.
(2) Includes 2,153,339 shares indicated below as owned by W. B. & Co. Herbert has sole voting power with respect to 65,455 shares and shared voting power with respect to 3,024,201 shares; he has sole dispositive power with respect to 1,791,621 shares and shared dispositive power with respect to 900,036 shares.
(3) Beneficial ownership acquired in behalf of others via either a trust/fiduciary capacity and/or portfolio management/agency relationship.
(4) See Footnote (3) under "Stock Ownership of Nominees".

Management Stock Ownership

                                                           Shares of
                                                          Common Stock   Percent
                                                          Beneficially     of
      Name of Officer                                        Owned        Class
      ---------------                                     ------------   -------
      Michael Simpson....................................    620,108(1)   4.41%
      Richard G. Mork....................................     81,147      0.58%
      Edward F. Culliton.................................     43,692(1)   0.31%
      M. Bruce Herron....................................     14,665      0.10%
      Stephen V. Hooks...................................     36,073      0.26%
      All Directors and Officers as a Group..............  3,944,885     28.08%

--------
(1) See Footnotes under "Stock Ownership of Nominees".

Section 16(a) Exchange Act Reports

   Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission, the American Stock Exchange and the Chicago Stock Exchange. Executive officers and directors are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company's executive officers and directors, the Company believes that all
Section 16(a) filing requirements applicable to its executive officers and directors were met.

Directors' Compensation

   Directors who are not Officers of the Company, or of a Subsidiary, received an annual retainer of $20,000 and $1,500 for each meeting of the Board of Directors and $1,000 for each meeting of committees of the Board attended, except Directors who Chair a Board committee receive an additional retainer of $2,000 annually.

   In 1987, the Board of Directors adopted the Director's Deferred Compensation Plan. Under the Plan maintained by the Company, Directors who are not Officers of the Company have the option to defer payments of the retainer and meetings fees in either a stock equivalent unit account or an interest account. Fees held in the interest account are credited with interest at the rate of 6 percent per year compounded annually. Fees deferred in the stock equivalent accounts are divided by the A. M. Castle & Co. common stock price on the 15th day after the meeting for which payment is made. The resultant are called share units. The stock equivalent account will be credited on a dividend payment date with units equal to the product of the declared dividend per share multiplied by the number of stock equivalent units in the Director's account on the record date of the dividend. The share units are maintained until the account is closed. Disbursement of the interest account and the stock equivalent unit account can be made only upon resignation or retirement from the Board or upon death of a Director.

   If payment from the stock equivalent unit account is made in shares of A.
M. Castle & Co. common stock, it will be made as of the date of the request or termination event, whichever occurs last. The stock distribution will be treasury shares, shares purchased on the open market, or authorized or unissued shares as determined under the Plan.

   Only fees earned as a Director of A. M. Castle & Co. can be deferred under the Plan. In 1999 $172,250 was paid to Directors and $77,250 was deferred under the Plan.

   In 1995, the Board of Directors adopted the 1995 Directors Stock Option Plan, which authorized the issuance of up to 150,000 shares of common stock of the Company to outside (non-employee) directors. This Plan was approved by the shareholders at the annual meeting held in April of 1995. Under the Plan, non-employee directors are granted an option to purchase 1,500 shares of the Company's common stock on the first business day in June of each year at a price equal to the closing price of the Company's common stock as reported by the American Stock Exchange and/or Chicago Stock Exchange for that date; or if no trade occurred on that date, the next preceding date for which there is a reported sale.

   The option expires ten (10) years after the date on which it is granted. The option also expires upon the outside director's termination of service from the Board, unless it is due to death, disability or retirement, in which case there is a period of one (1) year in which to exercise. Pursuant to the Plan, last year the eight (8) outside directors were granted an option of 1,500 shares each at the option price of $15.0625 per share.

                COMPENSATION COMMITTEE'S REPORT TO SHAREHOLDERS

   The executive compensation program is administered by the Human Resources Committee of the Board of Directors (the "Committee") which is comprised of the individuals listed below who are directors of the corporation with responsibilities for all compensation matters for the corporation's senior management. The Committee has overall responsibility to review and recommend broad based compensation plans to the Board of Directors and annual compensation, including salary, cash bonus programs, long term incentive plans and executive benefits for the officers of the Company.

   The Committee and the management of the Company are committed to the principle that remuneration should be commensurate with performance and the attainment of pre-determined financial and strategic objectives, while at the same time externally competitive in order to attract and keep highly qualified personnel. In carrying out this objective, the compensation for executives is broken down into three basic categories: base salary, short term incentive and long term incentive compensation.

Base Compensation

   The base salary is set in the middle of the range of base salaries offered by companies of comparable size. In establishing base salaries, the Committee utilizes outside consultants and industrial surveys to assure that such base salaries are proper and externally competitive.

Short Term Incentive Compensation

   Short term incentive compensation opportunities are provided by the Company's Management Incentive Plan. The Management Incentive Plan pays annual cash incentives upon achievement of short term financial objectives which are set by the Board. Each year the Board establishes an objective for the rate of return on net worth, after taxes, for the forthcoming fiscal year for the Company as a whole, and further approves other objectives for each business unit for the Company. The objectives when met will result in the Company reaching the established rate of return. An executive's incentive is based upon performance of the segment for which he is responsible and/or on the Company as a whole. The incentive is earned on a prorata basis as the established goals are exceeded. Under the Plan, if the established goals are not reached, no incentive is paid.

Long Term Incentive Compensation

   The long term incentive program for executives consists of two types: Stock Options granted by the Committee under the 1996 Restricted Stock and Stock Option Plan approved by the shareholders in 1996; and long term incentive awards under the Company's 1989 Long Term Incentive Plan approved by the shareholders in 1989.

Stock Options

   Stock Option Grants provide the right to purchase shares of common stock at an exercise price (the closing price of Castle common stock on the date of the grant). Each stock option becomes exercisable ratably over a three (3) year period, one-third ( 1/3) of this grant amount after one year and one-third ( 1/3) each anniversary thereafter for the next two (2) years. Each stock option grant must be exercised within ten (10) years. The Committee has granted stock options to senior management, officers and other key employees on an annual basis. The option grants cover shares of common stock authorized under stockholder approved plans. Stock options were granted by the Committee in 1999. The Committee granted stock options reflected in the tables that follow this report. The number of options when granted reflect competitive industry practice as reported and analyzed by independent industrial surveys, based on position, responsibilities and performance of the recipient.

Long Term Incentive Awards

   The long term incentive participations are made annually and are awarded at the end of a three (3) year cycle, subject to the achievement of a three (3) year compound total return to shareholders which exceeds the compound return of the S&P 500 by at least 1.5 percentage points. No individuals were named to participate in the long term incentive plan for the 2000 to 2002 cycle. For the three year cycle ending on December 31, 1999, the Committee named and the board ratified the two key members of senior management Mr. Mork and Mr. Culliton as participants. The awards are not made if the performance threshold of compound total rate of return of Castle common stock does not exceed the S&P 500 by 1.5 percentage points. 100% of the award is attained if the three
(3) year average compound rate of return of the Company stock exceeds the S&P 500 by 5.5 percentage points. The awards are made in restricted stock which vests fifty percent (50%) after one year and the remaining fifty percent (50%) after the second year. During the two (2) year vesting period after the stock is granted, the participant receives dividends of the shares and also has a right to vote the awarded shares. For the three (3) year cycle ending with 1999, the Committee reviewed the degree of achievement on cumulative shareholder return established in the Long Term Incentive Plan for 1997-1999, and determined that the Company's three year compound rate of return did not exceed the S&P 500 by 1.5 percentage points. As a result no awards were made.

   Also for 1999, the corporate performance under the Management Incentive Plan did not exceed the established threshold return on net worth after taxes for the Company as a whole. Messrs. Simpson, Mork and Culliton did not receive an incentive award.

Change in Control Agreements

   On January 25, 1996, the Board of Directors of A. M. Castle & Co. approved Change in Control Agreements between the Company and the three senior executives, Messrs. Michael Simpson, Richard G. Mork and Edward F Culliton. The Agreements were amended on January 27, 2000. The Change in Control Agreements require two events to occur before any payments can be made. Upon the occurrence of the two events (commonly referred to as a double trigger), the Agreement provides for a lump sum, based on total compensation paid to the executives over the twelve (12) month period prior to the occurrence of a "Change in Control Event", to be paid upon the executive's termination of employment. The amount paid under the Agreement cannot exceed 2.99 times the executive's total average compensation over the prior five years. The January 27th Amendment provides that if the lump sum exceeds 2.99 times the total average compensation over the prior five years due to an acceleration of vesting of previously granted stock options, the amount paid will be increased to cover the amount of any excise tax which may be levied on the amount paid.

   The Change in Control Event set forth in the agreements is either (i) a change in ownership, direct or indirect, in excess of twenty five percent (25%) of the outstanding shares of the Company by a group or person who did not have such an amount on January 25, 1996; (ii) the occurrence of any transaction relating to Castle required to be described pursuant to the requirements of Item 5(f) of Schedule 14(a) of Regulation 14(a) of the Securities and Exchange Act of 1934; or (iii) any change in composition of the Board of Directors over a two year period which results in the present directors not constituting the majority at the period two years thereafter, excluding any new individuals who are elected under or by recommendation of the then present majority of the Board.

   In addition to a Change in Control Event, the executive's right to payment arises, if within twenty four (24) months of the Change in Control Event (1) the duties or the responsibilities of the executive are substantially changed or reduced; or the executive is transferred or relocated; or that the compensation rate of the executive is reduced; and (2) the executive terminates his/her employment, or the executive is discharged for whatever reason other than for cause, death or disability.

   On January 27, 2000 the Board of Directors of A. M. Castle & Co. approved Executive Severance Agreements between the Company and key officers of the Company. Messrs. Herron and Hooks are parties to such agreements. The Severance Agreements provide for a lump sum payment based upon the total compensation paid to the executives over the twelve month period prior to the termination event. This payment is to be made only upon termination by the Company without cause. In addition to the lump sum payment, health coverage and certain other fringe benefits are continued for one year. In the event of termination by the executive, death, disability or by the Company for cause, no payments are made under the plan. The events comprising cause are defined in the agreement and consist of such matters as: (i) A material breach by executive of the duties and responsibilities of the executive; and (ii) the executive's conviction of, or a plea of nolo contendere to a felony involving willful misconduct.

The Human Resources Committee

   John W. Puth, Chairman
   Daniel T. Carroll
   Robert S. Hamada
   Patrick J. Herbert, III

   The tables which follow and the accompanying narrative and footnotes reflect the decisions covered by the above discussion.

Executive Compensation and Other Information

   The following table shows, for the fiscal years ending December 31, 1997, 1998 and 1999 the cash compensation paid by the Company and its subsidiaries, as well as other compensation paid or accrued for those years, to each of the five (5) most highly compensated executive officers of the Company in all capacities in which they served.

                          SUMMARY COMPENSATION TABLE

                                                              Long Term Compensation
                                                            ---------------------------
                   Annual Compensation                            Awards        Payouts
----------------------------------------------------------- ------------------- -------
                                                            Restricted                   All Other
Name and Principal                             Other Annual   Stock    Options/  LTIP   Compensation
Position                  Year Salary   Bonus  Compensation  Award(s)  SARS (#) Payouts     (1)
------------------        ---- ------- ------- ------------ ---------- -------- ------- ------------
Richard G. Mork(l)        1999 378,399            18,764                77,000              8,344
President & CEO           1998 347,117            17,359                47,767             24,666
                          1997 328,870 198,337    15,258     104,065    18,300  81,934     23,060

Michael Simpson           1999 203,961            28,488                 3,000              8,537
Chairman of the Board     1998 221,312            20,281                 3,000             14,250
                          1997 235,400  34,330    19,898      68,357     3,000  53,829     17,563

Edward F. Culliton        1999 202,492             8,076                28,000              4,002
Vice President & CFO      1998 188,666             8,986                20,459             11,351
                          1997 179,829  91,786     8,713      40,637     7,900  32,024     13,054

M. Bruce Herron           1999 171,399            11,680                21,000              3,027
Executive Vice President  1998 151,381  16,985    11,787                 9,900              8,572
& COO                     1997 146,083  65,804     7,794                 7,100             11,418

Stephen V. Hooks          1999 168,209             5,858                20,000              2,153
Vice President--
 Merchandising            1998 154,622  16,565     3,789                 9,900              9,487
                          1997 146,482  81,437     2,906                 7,100             10,674

--------
(1) Consists of Company contribution to A. M. Castle & Co. Employees Profit Sharing Plan (a defined Contribution Plan) and a Top Hat Supplemental Plan.

Stock Options

   The following table sets forth information with respect to the named executives concerning the grants of stock options or restricted stock grants made under the Company's 1996 Restricted Stock and Stock Option Plan during the last fiscal year.

Option Exercise and Holdings

   The following table sets forth information with respect to the named executives concerning the exercise of options during the last fiscal year, and the unexercised options held as of the end of the fiscal year. The price of A.
M. Castle & Co. common stock as of the close of business at the end of the fiscal year was $11.75 per share.

Aggregated Option/SAR Exercises in Last Fiscal Year, and Fiscal Year-End Option/SAR Values

                                                      Number of
                                                      Securities     Value of
                                                      Underlying    Unexercised
                                                     Unexercised   In-the-Money
                                                     Options/SARs  Options/SARs
                                                    at FY-End (#)  at FY-End($)
                                                    -------------- -------------
                     Shares Acquired Value Realized  Exercisable/  Exercisable/
Name                 on Exercise (#)      ($)       Unexercisable  Unexercisable
----                 --------------- -------------- -------------- -------------
Richard G. Mork....           0                0    85,262/ 77,000      0/0
Michael Simpson....           0                0       9,000/3,000      0/0
Edward F. Culliton.           0                0     36,769/28,000      0/0
M. Bruce Herron....       4,376        17,212.12     24,550/21,000      0/0
Stephen V. Hooks...           0                0     24,550/20,000      0/0

                     Option/SAR Grants in Last Fiscal Year

                            Individual Grants
-------------------------------------------------------------------------
                                                                          Potential Realizable
                                                                            Value at Assumed
                                                                            Annual Rates of          Alternative to
                                       Percent of                             Stock Price             (f) and (g):
                          Number of      Total                              Appreciation for           Grant Date
                          Securities  Options/SARs                            Option Term                 Value
                          Underlying   Granted to  Exercise or            -----------------------   -----------------
                         Options/SARs Employees in Base Price  Expiration                              Grant Date
                         Granted (#)  Fiscal Year    ($/Sh)       Date     5% ($)       10% ($)     Present Value ($)
Name (a)                     (b)          (c)          (d)        (e)        (f)          (g)              (h)
--------                 ------------ ------------ ----------- ---------- ----------   ----------   -----------------
Richard C. Mork.........    77,000       27.1%         16.00    7/22/09                                  247,170
Michael Simpson.........     3,000        1.0%       15.0625     7/1/09                                   10,110
Edward F. Culliton......    28,000        9.8%         16.00    7/22/09                                   89,880
M. Bruce Herron.........    21,000        7.4%         16.00    7/22/09                                   67,410
Stephen V. Hooks........    20,000        7.0%         16.00    7/22/09                                   64,200

--------
(h) The Grant Date Present Value was determined by using the Black-Scholes pricing model.

Long Term Incentive Plan

   There were no awards earned by the named executives under the Long Term Incentive Plan during the last fiscal year under the Company's 1989 Long Term Incentive Plan.

Pension Plans

   The following table shows the estimated pension benefits payable to a covered participant at normal retirement age under the Company's qualified defined benefit pension plan, as well as nonqualified supplemental pension plans that provide benefits that would otherwise be denied participants by reason of certain Internal Revenue Code limitations on qualified plan benefits, based on remuneration that is covered under the plan and years of service with the Company and its subsidiaries:

                              Pension Plan Table

                                             Years of Service
                          ------------------------------------------------------
Remuneration                10     15      20      25      30      35      40
------------                --   ------- ------- ------- ------- ------- -------
$145,000................. 24,167  36,250  48,333  60,417  72,500  84,583  96,667
 185,000................. 30,833  46,250  61,667  77,083  92,500 107,917 123,333
 200,000................. 33,333  50,000  66,667  83,333 100,000 116,667 133,333
 250,000................. 41,667  62,500  83,333 104,167 125,000 145,833 166,667
 275,000................. 45,833  68,750  91,667 114,583 137,560 160,417 183,333
 300,000................. 50,000  75,000 100,000 125,000 150,000 175,000 200,000
 325,000................. 54,167  81,250 108,334 135,417 162,500 189,583 216,667
 400,000................. 66,667 100,000 133,333 166,667 200,000 233,333 266,667
 450,000................. 75,000 112,500 150,000 187,500 225,000 262,500 300,000

   The Pension benefits shown in the Pension table above are determined by the remuneration, which is the average of the highest cash compensation paid (approximately base salary plus bonus as shown in the Summary Compensation Table), for any five (5) consecutive years of service prior to retirement. Pensions are paid as a straight life annuity and subject to reduction for a joint and survivor benefit, if elected. The amounts shown in the table above are prior to reduction for social security benefits. Benefits are reduced based on one-half ( 1/2) of the social security benefits for the individual attributable to the working period with the Company.

   The current fully accredited years of services for Messrs. Mork, Simpson, Culliton, Herron and Hooks under the Plan are 43, 31, 35, 29 and 27 years, respectively.

                              COMPANY PERFORMANCE

Five-Year Shareholder Return Comparison

   The SEC requires that the Company include in this proxy statement a line-graph presentation comparing the Company's cumulative, five-year shareholder total returns to those of the S&P 500 Stock Index and either a nationally recognized industry standard or a peer group of companies selected by the Company. Since there is no nationally recognized industry standard consisting of metal service centers or specialty metal distributors, and there are three competitors of the Company which are publicly held and actively traded on a national exchange, for a period of more than one year. The Board of Directors has approved a peer group which also includes durable goods manufacturers and distributors for purposes of this performance comparison. These companies were selected based on comparable market capitalizations (both more and less than the Company's). A list of these companies follows the graph below:

                      [Performance Graph Appears Here]

                                          1995 (1) 1996  1997 (2) 1998 (3) 1999
--------------------------------------------------------------------------------
  A.M. Castle & Co..................  100  206.6   182.0  216.0    148.9   124.2
--------------------------------------------------------------------------------
  S&P 500...........................  100  137.6   169.2  225.4    289.2   350.2
--------------------------------------------------------------------------------
  Peer Group........................  100  125.9   155.5  202.4    181.7   181.3


Peer Group Companies:

        Lindberg Corporation                       Sames Corp. (4)
          Metals USA, Inc.                      SPS Technologies Inc.
   Reliance Steel & Aluminum Co.               Steel Technologies, Inc.
         Ryerson Tull, Inc.                   Weirton Steel Corporation
                                              Wynn's International, Inc.

--------
(1) Reliance Steel & Aluminum Common Stock was first publicly traded on
    9/16/94.
(2) Ryerson Tull, Inc. Common Stock was first publicly traded second quarter of 1996.
(3) Metals USA, Inc. Common Stock was first publicly traded third quarter 1997.
(4) Sames Corp. was formerly Binks Manufacturing. Varlen Corp. was acquired in August, 1999.

               RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

   Upon the recommendation of its Audit Committee, the Board of Directors has, subject to ratification by the Stockholders, appointed Arthur Andersen LLP to examine the consolidated financial statements and other records of the Company for the fiscal year ending December 31, 2000, and the management will present to the Annual Meeting a proposal that such appointment be ratified.

   During 1999, Arthur Andersen LLP examined the financial statements of the Company and its Subsidiaries, including those included in the Annual Report to Stockholders, and consulted on annual and quarterly reports filed with the Securities and Exchange Commission and others.

   Each year the Audit Committee reviews and approves in advance the scope of the annual audit by the Company's independent accountant. The Audit Committee also approves all non-audit professional services including the examination of the financial statements of the Employee Retirement Plan, Profit Sharing Plan and review of tax returns. The Audit Committee approved the non-audit services and considered the possible effect on the accountant's independence at its October meeting prior to those services being performed.

   As at past years' Stockholders meeting, representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting of Stockholders with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions from Stockholders. The favorable vote of the holders of a majority of the shares of common stock represented in person or by Proxy at the meeting will be required for such ratification. If a negative vote results, the matter will be referred to the Audit Committee for a recommendation to the Board of Directors.

                                 OTHER MATTERS

   The Management does not know of any matters to be presented to the meeting other than the matters set forth in the Notice of the Meeting. However, if any other matters come before the meeting, it is intended that the holders of the Proxies will vote thereon in their discretion.

STOCKHOLDER PROPOSALS

   Proposals by Stockholders to be considered for inclusion in the Company's Proxy Material for the next Annual Meeting of Stockholders must be received by the Company at its principal executive office not later than December 22, 2000.

                                          Jerry M. Aufox
                                          Secretary

March 10, 2000

P R O X Y
          This Proxy is Solicited on Behalf of the Board of Directors

                                A.M. CASTLE & CO

                Annual Meeting of Stockholders on April 27, 2000

  The undersigned hereby constitutes and appoints Michael Simpson and John P. Keller and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Stockholders of A.M. Castle & Co. to be held at the office of the Company, 3400 North Wolf Road, Franklin Park, Illinois on Thursday, April 27, 2000, and at any adjournments thereof, on all matters coming before said meeting.

  Election of Directors, Nominees:

  Daniel T. Carroll, Edward F. Culliton, William K. Hall, Robert S. Hamada, Patrick J. Herbert, III, John P. Keller, John W. McCarter, Jr., John McCartney, Richard G. Mork, John W. Puth, and Michael Simpson.

  You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The Proxy Committee cannot vote your shares unless you sign and return this card.
                                SEE REVERSE SIDE




                                                 ----
Please mark your votes as in this example.
 X
This Proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR Election of Directors,
                                      FOR
                                    WITHHELD
                                      FOR
                                    AGAINST
                                    ABSTAIN
1. Election of Directors
2. Approval of Arthur Andersen LLP As Independent Accountants for the year
 2000.
Change of Address
FOR, except vote withheld from the following nominee(s):
--------------------------------------------------------------------------------
SIGNATURE(S) _________________DATE __,     _______________________ DATE __,
                              2000                                 2000